    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2002

                                                   REGISTRATION NO. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           GENERAL COMMUNICATION, INC.
             (Exact name of registrant as specified in its charter)

           ALASKA                                   4813                           92-0072737
(State or other jurisdiction of          (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)           Classification Code Number)           Identification No.)

                         2550 DENALI STREET, SUITE 1000
                          ANCHORAGE, ALASKA 99503-2781
                                 (907) 265-5600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN M. LOWBER
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           GENERAL COMMUNICATION, INC.
                         2550 DENALI STREET, SUITE 1000
                                 (907) 265-5600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:



       STEVEN D. MILLER, ESQUIRE            JULIUS BRECHT, ESQUIRE
       B. SCOTT PULLARA, ESQUIRE            WOHLFORTH, ARGETSINGER,
       SHERMAN & HOWARD L.L.C.                  JOHNSON & BRECHT
       633 SEVENTEENTH STREET               900 WEST 5TH AVENUE, SUITE 600
       SUITE 3000                           ANCHORAGE, ALASKA  99501
       DENVER, COLORADO 80202
       (303) 297-2900


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                                  PROPOSED                  PROPOSED
                                                                                  MAXIMUM                   MAXIMUM
 TITLE OF EACH CLASS OF                     AMOUNT TO        OFFERING PRICE       AGGREGATE                AMOUNT OF
 SECURITIES TO BE REGISTERED              BE REGISTERED      PER SHARE (1)    OFFERING PRICE (1)        REGISTRATION FEE
 ---------------------------             ----------------    --------------   ------------------        ----------------
 Class A Common Stock, no par value      4,500,000 shares    $         7.41   $       33,345,000        $       3,067.74

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and the low sale prices of General Communication, Inc. Class A Common Stock reported on the Nasdaq National Market System on February 12, 2002.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                     SUBJECT TO COMPLETION FEBRUARY 13, 2002

PRELIMINARY PROSPECTUS

4,500,000 SHARES

GENERAL COMMUNICATION, INC.                  [GENERAL COMMUNICATION, INC. LOGO]
CLASS A COMMON STOCK
(NO PAR VALUE)


         This prospectus relates to the public offering, from time to time, by the shareholders of General Communication, Inc. listed in the section titled "Selling Shareholders" of up to 4,500,000 shares of GCI Class A Common Stock. The selling shareholders are subsidiaries of WorldCom, Inc., or WorldCom. GCI and WorldCom currently have material relationships and they intend to maintain strategic and commercial relationships with each other for the foreseeable future. Please see "Selling Shareholders" for additional information.

         The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of the securities when sold. The shares covered by this prospectus represent approximately 8.8% of the total shares of class A common stock outstanding on December 31, 2001. GCI will not receive any of the proceeds from the sales of the shares by the selling shareholders.

         GCI's class A common stock is traded on the Nasdaq National Market under the symbol "GNCMA." On February 12, 2002, the last reported sale price on the Nasdaq National Market for our class A common stock was $ 7.62 per share. We have two classes of common stock - class A common stock and class B common stock. The rights of class A common stock and class B common stock are substantially identical, except that holders of the class A common stock are entitled to one vote per share and holders of the class B common stock are entitled to ten votes per share. The class B common stock is fully convertible at any time into class A common stock, at the option of the holder, on a one-for-one basis. Both classes of common stock vote together as one class on all matters generally submitted to a vote of shareholders, including the election of directors.

         You should rely on only the information included in this prospectus or any supplement to this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any sale of the shares of our class A common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

         AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN MATTERS YOU SHOULD CONSIDER WHEN INVESTING IN SECURITIES OF GCI.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.

                                TABLE OF CONTENTS


                                                                                                                    Page
                                                                                                                    ----
GENERAL COMMUNICATION, INC............................................................................................1

RISK FACTORS..........................................................................................................2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS............................................................11

USE OF PROCEEDS......................................................................................................13

SELLING SHAREHOLDERS.................................................................................................13

PLAN OF DISTRIBUTION.................................................................................................16

WHERE YOU CAN FIND MORE INFORMATION..................................................................................20

LEGAL MATTERS........................................................................................................21

EXPERTS..............................................................................................................21

                           GENERAL COMMUNICATION, INC.

         References in this prospectus to "GCI," "we," "us" or "our" refer to General Communication, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

GENERAL

         General Communication, Inc. is a diversified telecommunications provider and, based on market share, is Alaska's largest facilities-based long-distance, cable television and Internet services provider. GCI is a significant provider in Alaska of an integrated package of long-distance, local and wireless telecommunications services, cable television services and Internet services. We believe we are well positioned to take advantage of growth opportunities in the communications, data and entertainment markets.

         GCI was incorporated in 1979 under the laws of the State of Alaska. Our executive offices are located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, and our telephone number is (907) 265-5600.

RECENT DEVELOPMENTS


         For recent developments regarding GCI, we refer you to our most recent and future filings under the Securities Exchange Act of 1934 and any prospectus supplements.

         You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

                                  RISK FACTORS

         Before you invest in our class A common stock, you should be aware that there are various risks associated with investing in GCI, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus before you decide to purchase shares of class A common stock. If any of the events described in the following risks or in the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of the class A common stock could decline and you could lose all or part of your investment.

         WE FACE COMPETITION THAT MAY REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

         There is substantial competition in the telecommunications industry. The traditional dividing lines between long-distance telephone service, local telephone service, wireless telephone service, Internet services and video services are increasingly becoming blurred. Through mergers and various service integration strategies, major providers, including us, are striving to provide integrated communications service offerings within and across geographic markets.

         We expect competition to increase as a result of the rapid development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, economic conditions and pricing strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry and in our markets we could lose market share or experience a decline in our revenue and net income. Competitive conditions create a risk of market share loss and the risk that customers shift to less profitable lower margin services. Competitive pressures also create challenges for our ability to grow new businesses or introduce new services successfully and execute on our business plan. Each of our business segments also faces the risk of potential price cuts by our competitors that could materially adversely affect our market share and gross margins.

         LONG-DISTANCE SERVICES. The long-distance industry is intensely competitive and subject to constant technological change. Competition is based upon price and pricing plans, the type of services offered, customer service, billing services, performance, perceived quality, reliability and availability. A number of our competitors are substantially larger than we are and has greater financial, technical and marketing resources than we have.

         In the long-distance market, we compete against AT&T Alascom, Alaska Communications Systems, Inc., or ACS, the Matanuska Telephone Association and certain smaller rural local telephone carrier affiliates. There is also the possibility that new competitors will enter the Alaska market. In addition, wireless services continue to grow as an alternative to wireline services as a means of reaching customers.

         Historically, we have competed in the long-distance market by offering substantial discounts from rates charged by our competitors and by providing desirable packages of services. Discounts have been eroded in recent years due to lowering of prices by AT&T Alascom and entry of other competitors into the long-distance markets we serve. In addition, our competitors have also begun to offer their own packages of services. If competitors lower their rates further or develop more attractive packages of services, we may be forced to reduce our rates or add additional services, which would have a material adverse effect on our revenues and net income.

         CABLE SERVICES. Our cable television systems face competition from alternative methods of receiving and distributing television signals, including direct broadcast satellite, and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive computer services, Internet services and home video products, including videotape cassette and video disks. Our cable television systems also face competition from potential overbuilds of our existing cable systems by other cable television operators and alternative methods of receiving and distributing television signals. The extent to which our cable television systems are competitive depend, in part, upon our ability to provide quality programming and other services at competitive prices.

         We believe that the greatest source of potential competition could come from the direct broadcast satellite industry. Currently, due to the existing structure of satellite orbital slots and orientations and satellite transmission power and to the lack of local signals available from direct broadcast satellite providers, competition from direct broadcast satellite providers has been limited. However, the changing nature of technology and of the direct broadcast satellite business may result in greater satellite coverage within the State of Alaska. The resulting increase in competition could adversely affect our market share and net income from our cable television business.

         LOCAL TELEPHONE SERVICES. In the local telephone market, we compete against ACS, the incumbent local exchange carrier, in Anchorage, Juneau and Fairbanks. We have filed applications with regulatory agencies to provide local telephone service in other markets where ACS is the incumbent provider, and we may provide local telephone service in other locations in the future where we would face other competitors. In the local telephone services market, The Telecommunications Act of 1996, or the 1996 Telecom Act, judicial decisions, and state legislative and regulatory developments have increased the likelihood that barriers to local telephone competition will be substantially reduced or removed. These initiatives include requirements that local exchange carriers negotiate with entities, including us, to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the incumbent local exchange carrier. We have been able to obtain interconnection, access and related services from the local exchange carriers at rates which allow us to offer competitive services. However, if we are unable to continue to obtain these services and access at acceptable rates, our ability to offer local telephone services, and our revenues and net income, could be materially adversely affected. To date, we have been successful in capturing a significant portion of the local telephone market in the locations where we are offering these services. However, there can be no assurance that we will continue to be successful in attracting or retaining these customers.

         INTERNET SERVICES. The Internet industry is highly competitive, rapidly evolving and subject to constant technological change. Competition is based upon price and pricing plans, service packages, the types of services offered, the technologies used, customer service, billing services, perceived quality, reliability and availability. As of December 31, 2001, we competed with more than five Alaska based Internet providers, and competed with other domestic, non-Alaska based providers that provide national service coverage. Several of the providers have substantially greater financial, technical and marketing resources than we do.

         With respect to our high-speed cable modem service, ACS and other Alaska telephone service providers are providing competitive high speed Internet access over their telephone lines (which is commonly called DSL service). Direct broadcast satellite providers and others could provide wireless high speed Internet service in competition with our high speed cable modem services.

         Niche providers in the industry, both local and national, compete with certain of our Internet service products, such as web-hosting, list services and email.

         THE REGULATORY AND LEGISLATIVE ENVIRONMENT CREATES CHALLENGES FOR OUR BUSINESS SEGMENTS.

         LOCAL TELEPHONE SERVICES. Our success in the local telephone market depends on our continued ability to obtain interconnection, access and related services on terms that are just and reasonable and that are based on the cost of providing these services. Our local telephone services business faces the risk of the impact of the implementation of current regulations and legislation, unfavorable changes in regulation or legislation or the introduction of new regulation. Our ability to enter into the local telephone market depends on our negotiation or arbitration with local exchange carriers to allow interconnection to the carrier's existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the local exchange carrier. We have in the past been successful in these arbitration proceedings as to the material terms, including prices and technical and competitive issues. Future arbitration proceedings with respect to new or existing markets could result in a change in our cost of serving these markets via the facilities of the incumbent local exchange carrier or via wholesale offerings.

         The Supreme Court of the United States has before it several cases relating to the provisions of the 1996 Telecom Act, including most notably the provisions and Federal Communications Commission, or FCC, regulations dealing with the pricing of unbundled network elements. The outcome of these cases could also result in a change in our cost of serving new and existing markets via the facilities of the incumbent local exchange carrier or via wholesale offerings.

         The FCC, the courts of the State of Alaska, the Federal District Court of Alaska and the Ninth Circuit Court of Appeals also have before them several appeals by one of our competitors relating to the interpretation by the Regulatory Commission of Alaska, or RCA, of various provisions of the 1996 Telecom Act. These appeals include the provisions and FCC regulations dealing with the pricing of unbundled network elements, including the results of arbitration proceedings before the RCA and the decision of the RCA to remove an exemption from certain of its rules available to ACS known as the "rural exemption." We have been largely successful in the appeals of these arbitration proceedings as to the material terms, including prices and technical issues, through the current stages. These appeals could also result in a change in our costs of serving new and existing markets via the facilities of the incumbent local telephone carrier or via wholesale offerings.

         We have recently qualified under FCC regulations as an "essential telecom carrier," or ETC, with respect to our provision of local telephone service in Fairbanks and Juneau. ETCs are entitled to receive a subsidy paid by the Universal Service Fund. If we do not continue to qualify for this status in Fairbanks and Juneau or if we do not qualify for this status in rural areas where we propose to offer new services, we would not receive this subsidy and our net cost of providing local telephone services in these areas would be materially adversely impacted.

         CABLE SERVICES. The cable television industry is subject to extensive regulation at the various levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required of us in the future. Currently, pursuant to Alaska law, the basic cable rates in Juneau are the only rates in Alaska subject to regulation by the local franchising authority, and the rates in Juneau were reviewed and approved by the RCA in October 2000. In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of broadcast television stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators, including us.

         Other existing federal regulations, including copyright licensing rules, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry in general, or on our activities and prospects in the cable television business in particular, can be predicted at this time. There can be no assurance that future regulatory actions taken by Congress, the FCC or other federal, state or local government authorities will not have an adverse effect on our business, financial condition or results of operations.

         Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to Internet service providers. As of the date of this prospectus, the FCC has declined to impose such requirements. If the FCC or other authorities mandate additional access to our cable systems, we cannot predict the effect that this would have on our Internet service offerings.

         INTERNET SERVICES. Changes in the regulatory environment relating to the Internet access market, including changes that affect communications costs or increase competition from the incumbent local telephone carrier or other communications service providers, could adversely affect the prices at which we sell ISP services.

         OUR SUBSTANTIAL LEVERAGE WILL REDUCE CASH FLOW FROM OPERATIONS AVAILABLE TO FUND OUR BUSINESS AND MAY CAUSE A DECLINE IN OUR CREDIT RATING AND/OR LIMIT OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

         We have substantial indebtedness. As of December 31, 2001, we had total outstanding debt of approximately $400 million. We plan to incur additional indebtedness in the future as we implement our business plan. In connection with the execution of our business strategies, we are continuously evaluating acquisition opportunities with respect to each of our business segments and we may elect to finance acquisitions by incurring additional indebtedness. We must use a portion of our future cash flow from operations to pay the principal and interest on our indebtedness, which will reduce the funds available for our operations, including capital investments and business expenses. This could hinder our ability to adjust to changing market and economic conditions. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our borrowing costs would likely increase and our access to capital may be adversely affected.

         OUR CREDIT FACILITIES RESTRICT OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS AND MAKE CAPITAL EXPENDITURES AND CONTAIN CERTAIN OTHER RESTRICTIONS ON OUR BUSINESS OPERATIONS.

         Our existing credit facilities restrict our and certain of our subsidiaries' ability to incur additional indebtedness, make certain capital expenditures, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates and incur liens. These credit facilities also impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. These credit facilities also require that we maintain certain financial ratios. A breach of any of these covenants could result in a default under the credit facilities. Our current business strategy includes the acquisition of additional assets and the expansion of our existing businesses and service offerings. In addition, our business strategy may in the future be expanded to include activities outside the State of Alaska. It is likely that our current and future expansion and growth plans will require significant additional capital in excess of capital generated from operations and will result in significant capital expenditures. If we are unable to negotiate modifications to these restrictions, they could hinder our ability to follow through with expansion and growth plans.

         WE HAVE A HISTORY OF OPERATING LOSSES.

         If we do not maintain profitability, we may be unable to make capital expenditures necessary to implement our business plan, meet our debt service requirements or otherwise conduct our business in an effective and competitive manner. This would require us to divert cash from other uses, which may not be possible or may detract from the growth of our businesses. These events could limit our ability to increase our revenues and net income or cause these amounts to decline.

         WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUE AND BUSINESS.

         For the year ended December 31, 2000, we provided long-distance services to WorldCom and to Sprint Corporation which generated revenues of approximately 23.3% of our total revenues for that year. For the nine months ended September 30, 2001, we provided long distance services to WorldCom and Sprint which generated revenues of approximately 26.0% of our total revenues for that period. These two customers are free to seek out long-distance communication services from our competitors upon expiration of their contracts (in March 2006, in the case of WorldCom, and in March 2004, in the case of Sprint) or earlier upon a default or the occurrence of certain events. These events are a force majeure event or a substantial change in applicable law or regulation under the applicable contract.

         Mergers and acquisitions in the telecommunications industry are relatively common. If a change in control of WorldCom or Sprint were to occur, it would not permit them to terminate their existing contracts with us, but could in the future result in the termination of or a material adverse change in our relationships with WorldCom or Sprint.

         In addition, WorldCom's and Sprint's need for our long-distance services depends directly upon their ability to obtain and retain their own long-distance customers and upon the needs of those customers for long-distance services.

         The loss of one or both of WorldCom or Sprint as customers, a material adverse change in our relationships with them or a material loss of or reduction in their long-distance customers would have a material adverse effect on our financial condition and results of operations.

         WE DEPEND ON A LIMITED NUMBER OF THIRD-PARTY VENDORS TO SUPPLY TELECOMMUNICATIONS EQUIPMENT.

         We depend on a limited number of third-party vendors to supply cable, Internet and telephony-related equipment. If our providers of this equipment are unable to timely supply the equipment necessary to meet our needs or provide them at an acceptable cost, we may not be able to satisfy demand for our services and competitors may fulfill this demand.

         PROLONGED SERVICE INTERRUPTIONS COULD AFFECT OUR BUSINESS.

         We rely heavily on our network equipment, telecommunications providers, data and software, to support all of our functions. We rely on our networks and the networks of others for substantially all of our revenues. We are able to deliver services only to the extent that we can protect our network systems against damage from power or telecommunication failures, computer viruses, natural disasters, unauthorized access and other disruptions. While we endeavor to provide for failures in the network by providing back-up systems and procedures, we cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Should we experience a prolonged failure, it could seriously jeopardize our ability to continue operations. In particular, should a significant service interruption occur, our ongoing customers may choose a different provider, and our reputation may be damaged, reducing our attractiveness to new customers.

         To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability and suffer from adverse publicity. In addition, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.

         IF A FAILURE OCCURS IN OUR UNDERSEA FIBER OPTIC CABLE, OUR ABILITY TO IMMEDIATELY RESTORE THE ENTIRETY OF OUR SERVICE MAY BE LIMITED.

         Our telecommunications facilities include an undersea fiber optic cable which carries a large portion of our Internet voice and data traffic to and from the contiguous lower 48 states. We are currently seeking arrangements to obtain alternative telecommunications facilities as backup facilities. If a failure of our undersea fiber optic facilities occurs before we are able to secure adequate backup facilities, some of the telecommunications services we offer to our customers could be interrupted, which could have a material impact on our business and results of operations.

         OUR BUSINESSES ARE CURRENTLY GEOGRAPHICALLY CONCENTRATED IN ALASKA.

         We offer a variety of voice, video and data services to residential, commercial and governmental customers in the State of Alaska. As a result of this geographic concentration, our growth and operations depend in part upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, in particular oil production, as well as tourism, government spending and United States military spending. To date, we have not experienced deterioration in our businesses resulting from the conditions of these markets generally. However, until the next Alaska tourist season begins in early summer we cannot assess the impact of the current condition of the economy in general on these markets, especially on the Alaska tourism industry. Any deterioration in these markets could have an adverse impact on the demand for telecommunication and cable television services and on our results of operations and financial condition. In addition, the customer base in Alaska is limited. Alaska has a population of approximately 625,000 people, approximately 42% of whom are located in the Anchorage area. We have already achieved significant market penetration with respect to our service offerings in Anchorage and in other locations in Alaska. We may not be able to continue to increase in our market share of the existing markets for our services and no assurance can be given that the Alaskan economy will continue to grow and increase the size of the markets we serve or increase the demand for the services we offer.

         OUR BEST GROWTH OPPORTUNITIES MAY BE IN GEOGRAPHIC AREAS THAT DIFFER FROM THOSE OF OUR EXISTING BUSINESSES.

         We have achieved significant market penetration in the State of Alaska for many of the services we offer. However, opportunities for expanding our market geographically in the State of Alaska or attaining significant additional market penetration in the State of Alaska are limited. As a result, the best opportunities for expanding our business may arise in other geographic areas such as the contiguous lower 48 states. There can be no assurance that we will find attractive opportunities to grow our businesses outside the State of Alaska or that we will have the necessary expertise to take advantage of such opportunities. The Alaska voice, video and data telecommunications markets are unique and distinct within the United States due to Alaska's large geographical size and its distance from the rest of the United States. The expertise we have developed in operating our businesses in the State of Alaska may not provide us with the necessary expertise to successfully enter other geographic markets.

         WE MAY FAIL TO DEVELOP OUR WIRELESS SERVICES.

         We offer wireless mobile services by reselling other providers' wireless mobile services. We offer wireless local telephone services over our own facilities, and have purchased personal communications system, or PCS, and local multipoint distribution system, or LMDS, wireless broadband licenses in FCC auctions covering markets in Alaska. We have fewer subscribers to our wireless services than to our other service offerings. The geographic coverage of our wireless services is also smaller than the geographic coverage of our other services. Some of our competitors offer or propose to offer an integrated bundle of communications, entertainment and information services, including wireless services. If we are unable to expand and further develop our wireless services, we may not be able to meet the needs of customers who desire packaged services, and our competitors who offer theses services would have an advantage. This could result in the loss of market share for our other service offerings.

         OUR EFFORTS TO DEVELOP CABLE TELEPHONY MAY BE UNSUCCESSFUL.

         An element of our business strategy is to develop voice telephone service utilizing our coaxial cable facilities. If we are able to develop this service, we will be able to utilize our own cable facilities to provide local access to our customers and avoid paying local loop charges to the incumbent local telephone services carrier. In order to successfully develop and market this new service, we must integrate new technology with our existing facilities. The viability of this service depends on the adoption of industry-wide standards for the sending and receiving of voice communications over cable facilities and the availability of the equipment necessary to provide the service at a cost-effective price. The development and marketing of this service will require a substantial capital investment by us. If we are unable to successfully develop and market voice telephone service, we will not be able to recover any capital investment we may make and the margins on our local telephone services business will not improve.

         WE DO NOT HAVE INSURANCE TO COVER CERTAIN RISKS TO WHICH WE ARE
SUBJECT.

         We are self-insured for damage or loss to certain of our transmission facilities, including our buried, under sea, and above-ground transmission lines. If we become subject to substantial uninsured liabilities due to damage or loss to such facilities, our financial results may be adversely affected.

         DEMAND FOR SOME OF OUR COMMUNICATIONS PRODUCTS AND SERVICES COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE UNITED STATES ECONOMY AS WELL AS CHANGES IN THE GLOBAL ECONOMY.

         Unfavorable economic conditions resulting from the current economic recession in the United States may cause our customers to reduce their demand for our communications products and services. To date we have not experienced a reduction in demand for our products and services. However, if the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, our results of operations and financial condition may be adversely affected.

         As our business has grown, we have become increasingly subject to adverse changes in general economic conditions and economic conditions in the State of Alaska, which can result in reductions in capital expenditures by customers, longer sales cycles, deferral or delay of purchase commitments for products or services and increased price competition. Although these factors have not materially impacted us in recent years, if the current economic slowdown continues or worsens, these factors could adversely affect our business and results of operations.

         POTENTIAL SALES OF LARGE AMOUNTS OF OUR CLASS A COMMON STOCK INTO THE MARKET COULD LOWER THE MARKET PRICE OF OUR CLASS A COMMON STOCK.

         As of December 31, 2001, we had 50,967,196 shares of class A common stock outstanding. As of December 31, 2001, an aggregate of 8,251,509 shares were held directly or indirectly by WorldCom. In addition, as of December 31, 2001, WorldCom, directly or indirectly, held shares of our class B common stock and series C preferred stock that were convertible into, and options presently exercisable for, an aggregate of an additional 2,121,624 shares of class A common stock and Toronto Dominion Capital held shares of our series B preferred stock that were convertible into an aggregate of 3,062,162 shares of class A common stock. These shareholders have significant registration rights.

         This prospectus covers the resale by the persons named in "Selling Shareholders" of an aggregate of 4,500,000 million shares of our class A common stock, representing approximately 8.8% of our class A common stock outstanding as of December 31, 2001. Sales of a substantial number of shares of class A common stock by the persons named in "Selling Shareholders" or the other persons identified above, or the perception that such sales may occur, could cause the market price of class A common stock to decline and impede our ability to raise capital through sales of class A common stock or securities convertible into or exercisable for class A common stock.

         OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT YOUR INVESTMENT.

         Our class A common stock price may fluctuate significantly as a result of:

o variations and fluctuations in our operating results and revenues, and related public announcements by us or our competitors;

o        competitors' success in the marketplace and with regulatory agencies;

o        the consummation, or failure to consummate, acquisitions;

o failure to meet analyst and investor expectations with respect to our operating results and revenues;

o        changes in our industry, including regulatory conditions;

o general economic and market conditions that impact the needs of customers and potential customers for communications services;

o        the size of the public float of our class A common stock; and

o the number of shares of class A common stock offered pursuant to this prospectus and the price at which those shares are offered from time-to-time, compared to the normal daily trading volumes and prices of our class A common stock.

         The securities of many companies have experienced extreme price and volume fluctuation in recent periods that is often unrelated to their operating performance. In addition, the market prices for securities of telecommunications, Internet-related and technology companies have frequently reached elevated levels which are often not sustainable and may not bear any relationship to that company's operating performance. If the market price of our class A common stock reaches a level which the market believes is elevated, it is likely to materially decline. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and diversion of management's attention and resources.

         A SIGNIFICANT PERCENTAGE OF OUR VOTING SECURITIES ARE HELD BY A SMALL NUMBER OF SHAREHOLDERS AND THESE SHAREHOLDERS CAN CONTROL STOCKHOLDER DECISIONS ON VERY IMPORTANT MATTERS.

         As of December 31, 2001, prior to giving effect to the sale of the 4,500,000 shares of class A common stock as described under "Selling Shareholders," WorldCom owned approximately 17% and our executive officers and directors and their affiliates owned approximately 29% of our combined outstanding class A and class B common stock, representing approximately 47% of the combined voting power of that stock (including outstanding series B preferred stock voting with class A common stock on an as-converted basis). After giving effect to the sale of all of the shares offered by this prospectus, WorldCom would still own approximately 9% and our executive officers and directors and their affiliates would still own approximately 21% of such outstanding class A and class B common stock, representing approximately 42% of the combined voting power of such stock. These shareholders can significantly influence if not control our management policy and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions and election of directors to the Board. This concentration of ownership may have the effect of discouraging third parties from making bids for us, delaying or preventing a change of control, or reducing premiums paid to our shareholders for their stock and could have an adverse effect on the market price of our class A common stock.

         IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO MAY BE BENEFICIAL TO OUR SHAREHOLDERS.

         Certain provisions of our restated articles of incorporation may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

         - authorizing our board of directors to issue "blank check" preferred stock, which could increase the number of outstanding shares and thwart a takeover attempt; and

         - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors.

         IT IS UNLIKELY YOU WILL RECEIVE A RETURN ON YOUR SHARES THROUGH THE PAYMENT OF A CASH DIVIDEND.

         We have never declared or paid cash dividends on any of our common stock and have no intention of doing so in the foreseeable future. As a result, it is unlikely that you will receive a return on your shares through the payment of cash dividends. Furthermore, our existing credit facilities restrict our and certain of our subsidiaries' ability to pay dividends, further limiting the likelihood any such dividends will be declared.


                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements that involve risk and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In this prospectus, in any prospectus supplement or in the documents incorporated or deemed to be incorporated by reference into this prospectus, we state our future strategies, plans, objectives or goals and our beliefs of future events and of our future operating results, financial position and cash flows. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. In evaluating those statements, you should specifically consider various factors, including those outlined below. Those factors may cause our actual results to differ materially from any of our forward-looking statements. Such risks, uncertainties and other factors include those described under the heading "Risk Factors" and include but are not limited to:

     o Material adverse changes in the economic conditions in the markets we serve and in general economic conditions;

     o The efficacy of the rules and regulations to be adopted by the FCC and state public regulatory agencies to implement the provisions of the 1996 Telecom Act; the outcome of litigation relating to the act; and the impact of regulatory changes relating to access reform;

     o Our responses to competitive products, services and pricing, including pricing pressures, technological developments, alternative routing developments, and the ability to offer combined service packages that include local, cable and Internet services;

     o The extent and pace at which different competitive environments develop for each segment of our business;

     o The extent and duration for which competitors from each segment of the telecommunication industries are able to offer combined or full service packages prior to our being able to do so;

     o The degree to which we experience material competitive impacts to our traditional service offerings prior to achieving adequate local service entry;

     o Competitor responses to our products and services and overall market acceptance of such products and services;

     o The outcome of our negotiations with incumbent local exchange carriers and state regulatory arbitrations and approvals with respect to interconnection agreements;

     o Our ability to purchase network elements or wholesale services from incumbent local exchange carriers at a price sufficient to permit the profitable offering of local telephone service at competitive rates;

     o Success and market acceptance for new initiatives, many of which are untested;

     o The level and timing of the growth and profitability of new initiatives, particularly local telephone services expansion, Internet (consumer and business) services expansion and wireless services;

     o Start-up costs associated with entering new markets, including advertising and promotional efforts;

     o Risks relating to the operations of new systems and technologies and applications to support new initiatives;

     o   Local conditions and obstacles;

     o The impact of oversupply of capacity resulting from excessive deployment of network capacity;

     o Uncertainties inherent in new business strategies, new product launches and development plans, including local telephone services, Internet services, wireless services, digital video services, cable modem services, DSL services, and transmission services and the offering of these services in geographic areas with which we are unfamiliar;

     o The risks associated with technological requirements, technology substitution and changes and other technological developments;

     o Development and financing of telecommunication, local telephone, wireless, Internet and cable networks and services;

     o Future financial performance, including the availability, terms and deployment of capital; the impact of regulatory and competitive developments on capital outlays, and the ability to achieve cost savings and realize productivity improvements and the consequences of increased leverage;

     o   Availability of qualified personnel;

     o Changes in, or failure, or inability, to comply with, government regulations, including, without limitation, regulations of the FCC, the RCA, and adverse outcomes from regulatory proceedings;

     o Uncertainties in federal military spending levels and military base closures in markets in which we operate; and

     o The ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may be the effect of making the competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively.

         You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement, and such risks, uncertainties and other factors speak, only as of the date on which it was originally made and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard to those statements or any other change in events, conditions or circumstances on which any such statement is based, except as required by law. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our class A common stock being offered and sold for the account of the selling shareholders named in this prospectus. All net proceeds from the sale of the shares will go to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders.


                              SELLING SHAREHOLDERS

         We have registered for resale a total of 4,500,000 shares of class A common stock covered by this prospectus on behalf of MCI Communications Corporation, or MCIC, and MCI WORLDCOM Network Services, Inc., or Network Services. MCIC and Network Services, and their parent corporation, WorldCom, each have, and have had, material relationships with GCI. The general nature of the current relationships and those existing during the past three years are set forth below in this "Selling Shareholders" section. WorldCom, MCIC and Network Services filed a Schedule 13D with the SEC on November 13, 2001. In the Schedule 13D, they disclose that they intend to monitor their investments in GCI, to take actions consistent with their best interests and, subject to market conditions and other factors, to explore opportunities to sell approximately one-half of their interest in GCI. In the Schedule 13D, they also disclose that they intend to maintain strategic and commercial relationships with GCI for the foreseeable future and expect that their two current representatives on GCI's board of directors will continue as directors, subject to their nomination and approval at GCI's annual meetings of shareholders. We also intend to continue to maintain strategic and commercial relationships with WorldCom and its subsidiaries for the foreseeable future.

         We have registered the shares of class A common stock to permit the selling shareholders (and their pledgees, donees, transferees or other successors-in-interest that receive shares from a selling shareholder as a gift, or other non-sale related transfer after the date of this prospectus) to resell the shares when they deem appropriate. This prospectus also covers any additional shares of class A common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of class A common stock. We have agreed to prepare and file such amendments and supplements to the Registration Statement of which this prospectus is a part as may be necessary to keep this Registration Statement effective until the earlier of the date upon which all of the shares are sold or 270 days from the effective date of the Registration Statement.

         Based upon information provided to us by the selling shareholders, the following table sets forth the names of the selling shareholders, the number of shares of class A common stock owned prior to this offering and the percentage of our outstanding class A common stock which such shares represented on December 31, 2001, the number of shares registered by this prospectus and the number of shares of class A common stock that will be owned by each selling shareholder after the sale of the registered shares and the percentage of outstanding class A common stock which such shares represented on December 31, 2001, assuming all of the shares offered hereby are sold. We do not know how long the selling shareholders will hold the shares before selling them or if they will sell them and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

                                      SHARES BENEFICIALLY                             SHARES BENEFICIALLY OWNED
                                      OWNED PRIOR TO THE                              AFTER COMPLETION OF THE
                                            OFFERING            MAXIMUM NUMBER OF           OFFERING
                                            --------              SHARES BEING              --------
    NAME                            NUMBER           PERCENT        OFFERED         NUMBER           PERCENT
    ----                            ------           -------        -------         ------           -------
MCI Communications
Corporation (1)                  9,097,342(2)          17.8        4,500,000      4,597,342(2)          9.0

MCI WORLDCOM
Network Services, Inc. (1)       9,097,342(2)          17.8        4,500,000      4,597,342(2)          9.0

----------
   (1) MCIC is a direct wholly-owned subsidiary of WorldCom. Network Services is a direct wholly-owned subsidiary of MCIC. As a result, the shares listed as beneficially owned by Network Services are also included in the shares listed as beneficially owned by MCIC, and all shares listed as owned by either are beneficially owned by WorldCom.

   (2) Includes 833,333 shares of class A common stock issuable upon conversion of the 1,000 shares of series C preferred stock which are owned directly by Network Services (such conversion is based on a liquidation preference of $1,000 and a conversion price of $12) and 12,500 shares of class A common stock presently issuable upon exercise of options which are owned directly by Network Services to purchase class A common stock. Does not include 37,500 shares of class A common stock issuable upon exercise of options, one-third of which will vest and become exercisable on each of June 28, 2002, 2003 and 2004.

         Beginning in 1993, we established a significant business relationship with MCI Communications Corporation, or MCI. In September 1998, WorldCom acquired MCI by merging MCI into MCIC, which was and is a wholly-owned subsidiary of WorldCom. Network Services is a wholly-owned subsidiary of MCIC. Since January 1999, we have maintained a significant business relationships with WorldCom, MCIC and Network Services, including the following:

         o Under the WorldCom Traffic Carriage Agreement entered into by us with MCI as of January 1, 1993, (i) we agreed to terminate all Alaska-Bound WorldCom long distance traffic, (ii) we agreed to handle WorldCom's toll-free 800 traffic originating in Alaska and terminating in the lower 49 states and traffic for WorldCom's calling card customers when they are in Alaska,
                  (iii) we agreed to handle WorldCom's Alaska toll-free 800 traffic, and (iv) we agreed to provide data circuits to WorldCom as required. Under a separate GCI Traffic Carriage Agreement dated the same date, WorldCom agreed to (i) terminate all of our long-distance traffic terminating in the lower 49 states, excluding Washington, Oregon, and Hawaii,
                  (ii) originate calls for our calling card customers when they are in the lower 49 states, (iii) provide toll-free 800 service for our customer requirements outside of Alaska, and
                  (iv) provide certain Internet access services. Revenues attributed to the WorldCom Traffic Carriage Agreement were approximately $42.7 million in the nine-months ended September 30, 2001 and were approximately $53.1 million in 2000, and $43.7 million in 1999, or approximately 15.8%, 18.1% and 15.6% of total revenues, respectively, for that nine-month period and those years. Payments by GCI to WorldCom under the GCI Traffic Carriage Agreement were approximately $4.7 million in the nine-months ended September 30, 2001 and were approximately $7.0 million in 2000 and $7.6 million in 1999. The WorldCom Traffic Carriage Agreement was amended in March 2001 to extend its term by five years, to March 2006, and to reduce the rate that we charge for certain WorldCom traffic over the extended term of the contract.

         o Effective June 30, 2001, we acquired WorldCom's 85% interest in Kanas Telecom, Inc., a company that owns and operates an 800-mile fiber optic cable system constructed along the trans-Alaska oil pipeline corridor extending from Prudhoe Bay to Valdez, Alaska.

         o On December 31, 1992, we entered into a $12,000,000 loan agreement with National Bank of Alaska, of which approximately $9,000,000 of the proceeds were used to acquire from Alascom, Inc., capacity on the undersea fiber optic cable system linking Seward, Alaska and Pacific City, Oregon. Concurrently, we leased the capacity under a ten-year all events, take or pay, contract with WorldCom, who subleased the capacity back to us. The obligation was fully paid and the lease and sublease were cancelled at December 31, 1999.

         o Two officers or employees of WorldCom serve as directors of GCI pursuant to a Voting Agreement entered into as of October 31, 1996 among GCI, Network Services, TCI GCI, Inc., Prime II Management, L.P., Ronald A. Duncan (who is our President and Chief Executive Officer and a director) and Robert M. Walp (who is our Vice Chairman of the Board and a director). The Voting Agreement expired in June 2001. The Voting Agreement provided that each party to the agreement must vote the party's GCI Common Stock for the nominees of the other parties in the election of directors to our board of directors and on other matters to which the parties unanimously agree. The number of directors which each party to the agreement could nominate at our 2001 annual meeting of shareholders, and the persons so nominated under these terms were as follows:

                  o        two directors nominated by WorldCom, who are Ronald
                           R. Beaumont and Stephen R. Mooney;

                  o        one director nominated by Mr. Duncan, who is Mr.
                           Duncan; and

                  o        one director nominated by Mr. Walp, who is Mr. Walp.

         o In exchange for the 85% interest in Kanas Telecom that we acquired from WorldCom, on June 30, 2001 we issued 9,000 shares of our series C preferred stock to WorldCom and 1,000 shares of our series C preferred stock to Network Services, in each case with a liquidation preference of $1,000 per share. Prior to the acquisition, we had provided management services to Kanas Telecom. The series C preferred stock is convertible, is non-voting and pays a 6% per annum quarterly cash dividend. Each share of the series C preferred stock is convertible into a number of shares of class A common stock equal to the liquidation preference divided by the conversion price. As of December 31, 2001, the liquidation preference was $1,000 per share and the conversion price was $12. We may redeem the series C preferred stock at any time in whole but not in part. Mandatory redemption can be required at any time after the fourth anniversary of the issuance date at the option of holders of 80% of the outstanding shares of the series C preferred stock or upon the occurrence with respect to GCI of certain change of control transactions, a bankruptcy, a liquidation or dissolution or the sale of all of substantially all of GCI's assets. The redemption price is $1,000 per share plus the amount of all accrued and unpaid dividends, whether earned or declared, through the redemption date. In the event of a liquidation of GCI the holders of series C preferred stock shall be entitled to be paid an amount equal to the redemption price before any distribution or payment is made upon our common stock and other shares of our capital stock hereafter issued which by its terms is junior to the series C preferred stock. Our series B preferred stock is senior to the series C preferred stock. The redemption amount on December 31, 2001 was $10,150,000.

         o In June 2000, we granted stock options to certain of our directors or the company for which each may have been employed. The option grants to Ronald R. Beaumont and Stephen
                  R. Mooney were made to WorldCom Ventures, Inc., a wholly-owned indirect subsidiary of WorldCom. Each option was for 25,000 shares of class A common stock, at an exercise price of $7.50 per share. The options vest in four equal annual installments and expire if not exercised within ten years of their grant.

         o GCI is a party to an Amended and Restated Registration Rights Agreements dated June 30, 2001 with Network Services and WorldCom regarding our class A common stock, class B common stock and series C preferred stock, pursuant to which GCI is required to effect no more than four "demand" registrations and an unlimited number of "piggy-back" registrations. Generally, we are required to pay all registration expenses in connection with each registration pursuant to the registration rights agreement. The registration of the 4,500,000 shares of class A common stock covered by this prospectus is being effected pursuant to the registration rights agreement.


                              PLAN OF DISTRIBUTION

         We are registering the shares offered under this prospectus on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of shares offered hereby will be borne by us pursuant to the Amended and Restated Registration Rights Agreement described above. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by the selling shareholders or their pledgees, donees, transferees or other successors-in-interest selling shares received from a selling shareholder as a gift or other non-sale related transfer after the date of this prospectus (all of whom may be selling shareholders). Selling shareholders may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

         The selling shareholders may sell the securities by one or more of the following methods, without limitation:

         o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o        privately negotiated transactions;

         o        short sales;

         o through the writing of options on the securities, whether or not the options are listed on an options exchange;

         o through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

         o one or more underwritten offerings on a firm commitment or best efforts basis; and

         o        any combination of any of these methods of sale.

         The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

         Brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Provided a selling shareholder meets the criteria and conforms to the requirements of Rule 144 under the Securities Act of 1933, a selling shareholder may also sell the shares in accordance with Rule 144 rather than pursuant to this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

         Because each selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, each selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         To the extent required under the Securities Act, the aggregate amount of selling shareholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. That supplement will disclose:

         o the name of the selling shareholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o whether such broker-dealer(s) conducted any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.

         The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act apply to sales of shares in the market and to activities of the selling shareholders and their respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the shares.

         GCI has agreed to indemnify the selling shareholders, each underwriter who participates in an offering of the shares of class A common stock, each of their respective directors, officers, employees and agents and each person, if any, who controls any such selling shareholder or underwriter within the meaning of Section 15 of the Securities Act against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify and hold harmless, and to cause any underwriter retained by the selling shareholders to indemnify and hold harmless GCI, each of its directors, each of its officers who have signed this Registration Statement and each other person, if any, who controls GCI within the meaning of Section 15 of the Securities Act against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

         This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

         We are incorporating by reference the following documents that we have previously filed with the SEC under file no. 0-15279:

         o our Annual Report on Form 10-K for the year ended December 31, 2000;

         o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

         o the description of our capital stock contained in our registration statement on Form 10\A filed with the SEC on May 18, 1994 under the Securities Exchange Act and any subsequent amendments and reports filed to update such description.

         We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering has been completed.

         You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                  General Communication, Inc.
                  2550 Denali Street, Suite 1000
                  Anchorage, Alaska 99503-2781
                  Attention:  John M. Lowber
                  Telephone:  (907) 265-5600

         You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.


                                  LEGAL MATTERS

         Sherman & Howard L.L.C. has passed upon the validity of the class A common stock offered by this prospectus. Stephen M. Brett, who is a member of the Board of Directors of General Communication, Inc., is of counsel to Sherman & Howard L.L.C. As of the date of this prospectus, Mr. Brett has the present right to acquire 25,000 shares of class A common stock for $7.50 per share pursuant to outstanding stock options. Sherman & Howard L.L.C. will receive fees at its standard rates for legal services rendered to GCI in connection with the Registration Statement of which this prospectus is a part and related matters.


                                    EXPERTS

         The consolidated financial statements and schedule of General Communication, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statements in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                           GENERAL COMMUNICATION, INC.


                    4,500,000 SHARES OF CLASS A COMMON STOCK





                                   PROSPECTUS



         We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of February __, 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses which will be incurred by GCI in connection with the issuance and distribution of the securities being registered.

         SEC filing fee                              $   3,000*
         Printing and engraving expenses             $   5,000*
         Legal fees and expenses                     $  60,000*
         Accounting fees and expenses                $  22,000*

                           Total                     $  90,000*

----------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated Articles of Incorporation (the "Articles") provide for the indemnification to the full extent permitted by, and in the manner permissible under, the laws of the State of Alaska and any other applicable laws, of any person who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, other than an action by or in the right of GCI, by reason of the fact that he or she is or was a director, officer, employee or agent of GCI or is or was serving at the request of GCI as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Articles provide that these requirements are deemed to be a contract between GCI and each director and officer who serves in such capacity at any time while those requirements of the Articles are in effect. We have not as of the date of this prospectus entered into any express agreement with our officers and directors setting forth these terms of indemnification.

         In addition to providing indemnification for non-derivative actions that is similar to the indemnification in the Articles, our Amended and Restated Bylaws (the "Bylaws") further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of GCI to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director, officer, employee or agent of GCI, or is or was serving at the request of GCI as a director, officer, employee or agent of another enterprise. According to the Bylaws, unless otherwise ordered by a court, indemnification will only be made by GCI upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or
(iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws further provide, in accordance with Alaska law, that indemnification will not be made by GCI in respect of any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to GCI, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also state that to the extent a director, officer, employee or agent of GCI has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense.

         The Bylaws also provide that GCI may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of GCI or who is or was serving at the request of GCI as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not GCI would have the power to indemnify that person against such liability under provisions of the Bylaws. We have obtained directors' and officers' liability insurance, which is subject to certain deductibles, exclusions and other limitations.

         The selling shareholders have agreed to indemnify and hold harmless, and to cause any underwriter retained by the selling shareholders to indemnify and hold harmless GCI, each of its directors, each of its officers who have signed this Registration Statement and each other person, if any, who controls GCI within the meaning of Section 15 of the Securities Act of 1933 against certain liabilities, including liabilities arising under the Securities Act of 1933.


ITEM 16. EXHIBITS

         (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT
 NUMBER                        REFERENCE
 -------                       ---------
     4.1        Restated Articles of Incorporation                 Incorporated herein by reference is Exhibit 3.1
                                                                   to GCI's Annual Report on Form 10-K for the year
                                                                   ended December 31, 2000

     4.2        Statement of Stock Designation                     Incorporated herein by reference is Exhibit 10.79
                (Series B)                                         to GCI's Quarterly Report on Form 10 Q for the
                                                                   period ended March 31, 1999

     4.3        Statement of Stock Designation                     Incorporated herein by reference is Exhibit 9 to
                (Series C)                                         Schedule 13D, as amended, originally filed by
                                                                   WorldCom, MCIC and Network Services on
                                                                   November 9, 2001.

     4.4        Amended and Restated Registration Rights           Incorporated herein by reference is Exhibit 10 to
                Agreement dated as of June 30, 2001 among          Schedule 13D, as amended, originally filed by
                General Communication, Inc., MCI WORLDCOM          WorldCom, MCIC and Network Services on November
                Network Services, Inc. and WorldCom, Inc.          9, 2001.


     4.5        Amended and Restated Bylaws                        Incorporated herein by reference is Exhibit 3.2
                                                                   to GCI's Annual Report on Form 10-K for the year
                                                                   ended  December 31, 1999

     5.1        Opinion of Sherman & Howard L.L.C.                 Filed herewith

     23.1       Consent of Sherman & Howard L.L.C.                 Included in Exhibit 5.1

     23.2       Consent of KPMG LLP, Independent                   Filed herewith
                Public Accountant

     24.1       Power of Attorney                                  Included on the signature page of this
                                                                   registration statement


ITEM 17. UNDERTAKINGS

(a)      RULE 415 OFFERING.

         GCI hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

         GCI hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of GCI's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      REQUEST FOR ACCELERATION OF EFFECTIVE DATE.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GCI pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, GCI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GCI of expenses incurred or paid by a director, officer or controlling person of GCI of expenses incurred or paid by a director, officer or controlling person of GCI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GCI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska, on the 13th day of February, 2002.

                                           GENERAL COMMUNICATION, INC.


                                           By  /s/ Ronald A. Duncan
                                              --------------------------------
                                               RONALD A. DUNCAN, PRESIDENT AND
                                               CHIEF EXECUTIVE OFFICER
                                               (PRINCIPAL EXECUTIVE OFFICER)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ronald A. Duncan and John M. Lowber, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933 for the same offering contemplated by this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signatures                              Title                              Date
         ----------                              -----                              ----
/s/ Carter F. Page                          Chairman of the Board               February 13, 2002
------------------------------------
CARTER F. PAGE                               and Director


/s/ Ronald A. Duncan                        President, Chief Executive          February 13, 2002
------------------------------------         Officer and Director
RONALD A. DUNCAN                             (Principal Executive Officer)


                                            Vice Chairman of Board
------------------------------------         and Director                       -------------------
ROBERT M. WALP

                                            Director
------------------------------------                                            -------------------
RONALD R. BEAUMONT


/s/ Stephen M. Brett                        Director                            February 13, 2002
------------------------------------
STEPHEN M. BRETT

                                            Director
------------------------------------                                            -------------------
DONNE F. FISHER


/s/ William P. Glasgow                      Director                            February 13, 2002
------------------------------------
WILLIAM P. GLASGOW


/s/ Paul S. Lattanzio                       Director                            February 13, 2002
------------------------------------
PAUL S. LATTANZIO


/s/ Stephen R. Mooney                       Director                            February 13, 2002
------------------------------------
STEPHEN R. MOONEY


/s/ James M. Schneider                      Director                            February 13, 2002
------------------------------------
JAMES M. SCHNEIDER


/s/John M. Lowber                           Senior Vice President,              February 13, 2002
------------------------------------         Chief Financial Officer,
JOHN M. LOWBER                               Secretary and Treasurer
                                             (Principal Financial Officer)


/s/ Alfred J. Walker                        Vice President, Chief               February 13, 2002
------------------------------------         Accounting Officer
ALFRED J. WALKER                             (Principal Accounting Officer)

                                  EXHIBIT INDEX



   EXHIBIT
   NUMBER                   REFERENCE
   ------                   ---------
     4.1        Restated Articles of Incorporation                 Incorporated herein by reference is Exhibit 3.1
                                                                   to GCI's Annual Report on Form 10-K for the year
                                                                   ended December 31, 2000

     4.2        Statement of Stock Designation                     Incorporated herein by reference is Exhibit 10.79
                (Series B)                                         to GCI's Quarterly Report on Form 10 Q for the
                                                                   period ended March 31, 1999

     4.3        Statement of Stock Designation                     Incorporated herein by reference is Exhibit 9 to
                (Series C)                                         Schedule 13D, as amended, originally filed by
                                                                   WorldCom, MCIC and Network Services on
                                                                   November 9, 2001.

     4.4        Amended and Restated Registration Rights           Incorporated herein by reference is Exhibit 10 to
                Agreement dated as of June 30, 2001 among          Schedule 13D, as amended, originally filed by
                General Communication, Inc., MCI WORLDCOM          WorldCom, MCIC and Network Services on November
                Network Services, Inc. and WorldCom, Inc.          9, 2001.


     4.5        Amended and Restated Bylaws                        Incorporated herein by reference is Exhibit 3.2
                                                                   to GCI's Annual Report on Form 10-K for the year
                                                                   ended  December 31, 1999

     5.1        Opinion of Sherman & Howard L.L.C.                 Filed herewith

     23.1       Consent of Sherman & Howard L.L.C.                 Included in Exhibit 5.1

     23.2       Consent of KPMG LLP, Independent                   Filed herewith
                Public Accountant

     24.1       Power of Attorney                                  Included on the signature page of this
                                                                   registration statement